Exhibit 15.1

To the Board of Directors and Shareholders

UnitedHealth Group Incorporated

Minnetonka, Minnesota

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of UnitedHealth Group Incorporated and Subsidiaries for the periods ended March 31, 2004 and 2003, and have issued our reports thereon dated April 30, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is being used in this Amendment No. 1 to the Registration Statement (No. 333-115327) regarding the acquisition of Oxford Health Plans, Inc.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of Amendment No. 1 to the Registration Statement (No. 333-115327) prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

June 10, 2004